Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

AxoGen Corporation

Alachua, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 25, 2011, except as to Note 15 which is as of August 26, 2011, relating to the financial statements of AxoGen Corporation (“Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Cross, Fernandez & Riley, LLP

Orlando, Florida

August 29, 2011